Dick Foster Productions, Inc. and Creative Productions, Inc. Combined Financial Statements For the Year Ended November 30, 2006

Dick Foster Productions, Inc. and Creative Productions, Inc. Index to the Combined Financial Statements November 30, 2006

380 Foothill Road • P.O. Box 6483 • Bridgewater, NJ 08807-0483
Phone: 908-231-1000 • FAX: 908-231-6894
Website; www.rrbb.com • E-Mail: info@rrbb.com

Carl S. Schwartz, CPA*
David N. Roth, CPA
Steven J. Truppo, CPA
Leonard M. Friedman, CPA+*
Gary A. Sherman, CPA*
Roberl S. Quick, CPA
Pamela Bezner Ali, CPA
Marshn L. Baldinger, CPA, CFP*•
Howard R. Condo, CPA	Independent Auditors’ Report

Aaron A. Rich, CPA• Alvin P. Levine, CPA+	To the Board of Directors and Stockholders of
Dick Foster Productions, Inc. and Creative Productions, Inc.
Daniel M. Brooks, CPA

* NJ and NY + NJ and FL
• NJ, NY and PA • Accredited in Business Valuation + Certified Business Appraiser * Certified Financial Planner
We have audited the combined balance sheets of Dick Foster Productions, Inc. and Creative Productions, Inc. as of November 30, 2006 and 2005, and the related combined statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

Other Office:

111 Dunnell Road Maplewood, NJ 07040 973-763-6363 973-763-4430 Fax
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Dick Foster Productions, Inc. and Creative Productions, Inc. as of November 30, 2006 and 2005, and the combined results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Bridgewater, New Jersey June 20, 2007

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • CENTER FOR PUBLIC COMPANY
AUDIT FIRMS PRIVATE COMPANIES PRACTICE SECTION • POLARIS INTERNATIONAL
REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD

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Dick Foster Productions, Inc. and Creative Productions, Inc. Combined Balance Sheet November 30, 2006

Assets
Current Assets
Cash	$159,736
Accounts receivable	96,510
Prepaid taxes	23,756
Deferred production costs	77,157
Deferred income taxes	122,000
Other current assets	29,448

Total Current Assets	508,607

Property and Equipment
Property and equipment	228,496
Less: accumulated depreciation	(148,256)

Net Property and Equipment	80,240

Other Assets
Deposits	3,231

Total Other Assets	3,231

Total Assets	$592,078

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$36,315
Accrued expenses	197,433
Deferred revenue	80,000
Current portion of long term debt	8,247

Total Current Liabilities	321,995

Long-Term Debt	13,934

Stockholders’ Equity
Common stock	25,000
Paid in capital	185,545
Retained earnings	45,604

Total Stockholders’ Equity	256,149

Total Liabilities and Stockholders’ Equity	$592,078

See notes to the combined financial statements.
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Dick Foster Productions, Inc. and Creative Productions, Inc. Combined Statement of Operations and Retained Earnings For the Years Ended November 30, 2006 and 2005

	2006	2005

Revenues	$5,601,576	$5,201,009

Expenses
Cost of revenues	3,132,598	2,849,544
General and administrative	2,518,028	2,275,488

Total Expenses	5,650,626	5,125,032

Income (Loss) From Operations	(49,050)	75,977

Other Income and (Expenses)
Interest income	23,109	18,532
Interest expense	(1,529)	(1,231)
Other income (Expense)	—	4,428

Total Other Income and (Expenses)	21.580	21,729

Income (loss) before provision for income taxes	(27,470)	97,706

Provision for (Benefit from) income taxes	(9,099)	2,365

Net Income (Loss)	(18,371)	95,341

Retained Earnings (Deficit), beginning of year	63,975	(31,366)

Retained Earnings, end of year	$45,604	$63,975

See notes to the combined financial statements.
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Dick Foster Productions, Inc. and Creative Productions, Inc. Combined Statement of Cash Flows For the Years Ended November 30, 2006 and 2005

	2006	2005

Cash flows from operating activities
Net Income (Loss)	$(18,371)	$95.341

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	25,093	21,305
Interest on note receivable	—	(6,476)
Deferred income taxes	(10,000)	—
(Increase) decrease in assets
Accounts receivable	(64,228)	(18,744)
Prepaid taxes	(510)	8,701
Deferred production costs	82,725	164,882
Other current assets	(26,448)	—
Increase (decrease) in liabilities
Accounts payable	(19,753)	(50,743)
Accrued liabilities	(92,366)	(42,377)
Deferred revenue	(146,654)	(173,632)

Total adjustments	(252,141)	(97,084)

Net cash used in operating activities	(270,512)	(1,743)

Cash flow from investing activities:
Cash payments for the purchase of property	(9,370)	(35,777)
Cash proceeds from repayment of notes receivable	124,937	—

Net cash provided by (used in) investing activities	115,567	(35,777)

Cash flow from financing activities:
Principal payments on long-term debt	(11,076)	(1,581)

Net cash used in financing activities	(11,076)	(1,581)

Net decrease in cash and equivalents	(166,021)	(39,101)

Cash and equivalents, beginning of year	325,757	364,858

Cash and equivalents, end of year	$159,736	$325,757

SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
Interest	$1,529	$1,231

Income taxes	$901	$2,365

See notes to the combined financial statements.
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Dick Foster Productions, Inc. and Creative Productions, Inc. Notes to Combined Financial Statements SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activities
Dick Foster Productions, Inc. and Creative Productions, Inc. (the “Company”) produce and perform stage shows for Casinos located in Las Vegas and other venues.

Principles of Combination

The combined financial statements include a wholly owned subsidiary, Dick Foster Productions, Inc. (A California Corporation). The subsidiary had no activity during the year ended November 30, 2006 and 2005 and during combination all the account balances were eliminated. The combined financial statements also include the accounts of Creative Productions, Inc. All significant intercompany transactions have been eliminated.

Revenue and Cost Recognition

The Company enters into production agreements to produce and perform various stage shows. Revenues associated with the initial development of the production are amortized over the life of the production contract. Revenues earned from the performance of the shows are recognized as the shows are performed. Costs associated with the shows are expensed as incurred.

Deferred Production Costs
Deferred production costs are costs incurred by the Company in the initial development of a production and are amortized over the life of the production contract.

Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

The cost of property and equipment is depreciated for financial reporting purposes on a straight-line basis over the estimated useful lives of the assets: five years for computer equipment and software, five years for office furnishings and five years for automobiles. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Companies, with the consent of its shareholders, have elected under the Internal Revenue Code to be S Corporations. In lieu of corporation income taxes, the shareholders of an S Corporation, and partners of a partnership, are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

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Dick Foster Productions, Inc. and Creative Productions, Inc. Notes to Combined Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Risk and Major Customers
At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information. The Company does not believe an allowance for doubtful accounts is necessary at this time.

For the years ended November 30, 2006 and 2005 the Company had one major customer accounting for 96% and 99% of the total earned revenues, respectively.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet as of November 30, 2006 for accounts receivable, other current assets, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

Fair value estimates are made at a specific point in time, based on the terms of the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

PROPERTY AND EQUIPMENT

A summary of property and equipment and the related depreciation expense is as follows:

November 30, 2006

Computer equipment and software	$58,580
Office furnishings	69,946
Trucks and automobiles	99,970

Total Costs	228,496
Accumulated depreciation and amortization	(148,256)

Net Property and Equipment	$80,240

Depreciation expense for the years ended November 30, 2006 and 2005 amounted to $25,093 and $21,305, respectively.
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Dick Foster Productions, Inc. and Creative Productions, Inc. Notes to Combined Financial Statements OPERATING LEASES

The Company leases automobiles and office equipment with monthly payments totaling $2,429 per month expiring at various dates through April 2008. The Company rents its office space from a company owned by the shareholders requiring a monthly payment of $12,990 through December 2010. The Company also rents storage space expiring in 2006.

Minimum future lease payments as of November 30, 2006 are as follows:

Operating Leases

2007	$179,124
2008	161,926
2009	155,880
2010	155,880
2011	12,990

$665,800

Total rents paid under all operating leases during the year ended November 30, 2006 and 2005 was $194,627 and $105,738, respectively.

RETIREMENT PLAN

The Company has a qualified profit sharing plan covering substantially all full time employees. Employer contributions to the plan are discretionary and are determined annually by the Board of Directors. The contribution for the year ending November 30, 2006 and 2005 were $104,053 and $221,414, respectively.

LONG-TERM DEBT

Long-term debt is summarized as follows:

Note payable, bank, at 5.5% due in monthlyinstallments of $479 through July 2007, secured by an automobile	$18,750

Note payable, bank, at no interest, with principal only payments of $572 monthly through April 2007, secured by a truck	3,431

22,181
Less: current portion	8,247

$13,934

The future maturities of long-term debt are as follows:

Years ending November 30,
2007	$8,247
2008	5,091
2009	5,378
2010	3,465

$22,181

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Dick Foster Productions, Inc. and Creative Productions, Inc. Notes to Combined Financial Statements

COMMON STOCK

The following details common shares authorized, issued and outstanding, par value and the combined capitalization for the companies:

	Number of Shares

	Authorized	Issued and Outstanding	Par Value	Amount

Dick Foster Productions, Inc.	25,000	25,000	$1.00	25,000
Creative Productions, Inc.	5,000	5,000	None	—

				$25,000

INCOME TAXES

The Company files a combined tax return with an wholly owned subsidiary, Dick Foster Productions, Inc., A California Corporation for Federal and the State of New Jersey tax purposes. Dick Foster Productions, Inc., A California Corporation, files a separate return for the State of California. Creative Productions, Inc. files a separate federal and state income tax return.

The income tax provision (benefit) is comprised of the following:

	Federal	State	Total

Year Ended November 30, 2006
Current	$—	$901	$901
Deferred	(7,100)	(2,900)	(10,000)

	$(7,100)	$(1,999)	$(9,099)

Year Ended November 30, 2005
Current	$—	$2,365	$2,365
Deferred	—	—	—

	$—	$2,365	$2,365

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Dick Foster Productions, Inc. and Creative Productions, Inc. Notes to Combined Financial Statements INCOME TAXES (Continued)

The Company’s deferred tax asset as presented in the Company’s financial statements is comprised of the following temporary differences at November 30, 2006:

Deferred Tax Asset
Deferred production costs	$27,000
Net operating losses	123,000

Total Deferred Tax Asset	150,000

Deferred Tax Liability
Deferred revenue	(28,000)

Total Deferred Tax Liability	(28,000)

Net Deferred Tax Asset	$ 122,000

At November 30, 2006 the Company had net operating loss carryforwards available for Federal and California expiring as follows:

Year of Expiration	Amount

2021	$171,000
2024	152,000
2025	28.000

Total	$351,000

SUBSEQUENT EVENTS

In February 2007, the shareholders of Creative Productions Inc. transferred all of the issued and outstanding stock to Dick Foster Productions, Inc., thereby making it a wholly owned subsidiary.

On February 28, 2007 80% of the Company common stock was acquired by Sibling Theatricals, Inc.

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